Exhibit 3.3

Certificate of Incorporation pursuant to change of name [Pursuant to rule 29 of the Companies (Incorporation) Rules, 2014] I hereby certify that the name of the company has been changed from NIIT TECHNOLOGIES LIMITED to COFORGE LIMITED with effect from the date of this certificate and that the company is limited by shares. Company was originally incorporated with the name NIIT INVESTMENT PRIVATE LIMITED. Given under my hand at New Delhi this Third day of August two thousand twenty. GOVERNMENT OF INDIA MINISTRY OF CORPORATE AFFAIRS 4th Floor, IFCI Tower 61, New Delhi, Delhi, India, 110019 RoC - Delhi Registrar of Companies SANTOSH KUMAR Mailing Address as per record available in Registrar of Companies office: COFORGE LIMITED 8, Balaji Estate, Third Floor, Guru Ravi Das Marg,, Kalkaji, New Delhi,, New Delhi, South Delhi, Delhi, India, 110019 L72100DL1992PLC048753 Corporate Identification Number (CIN): Office of the Registrar of Companies